Exhibit 10.1

FIRST AMENDMENT TO FAGGIOLI EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the “Amendment”) is entered into on this 12th day of March, 2010, by and between Nature’s Sunshine Products, Inc. (“the Company” or “NSP”) and Douglas Faggioli (“Executive”).  NSP and Executive are collectively referred to herein as the “Parties.”

RECITALS

A.            The Parties entered into that Employment Agreement, dated on or about December 30, 2008 (the “Employment Agreement”).  Each capitalized term in this Amendment shall have the meaning ascribed to it in the Employment Agreement, except as otherwise defined herein.

B.            The Parties now desire to amend certain provisions of the Employment Agreement.

C.            The Company and Executive have previously entered into: (1) a Stock Option Agreement entitled Nature’s Sunshine Products, Inc. 2009 Stock Incentive Plan Non-Incentive Stock Option Agreement, dated September 24, 2009, granting Executive the option to purchase Nineteen Thousand (19,000) shares of the Company’s common stock subject to the terms and conditions of the Company’s 2009 Stock Option Plan; and, (2) a Stock Option Agreement entitled Nature’s Sunshine Products, Inc. Stock Option Agreement, dated April 1, 2003, granting Executive the option to purchase Two Thousand (2,000) shares of the Company’s common stock subject to the terms and conditions of the Company’s 1995 Stock Option Plan (collectively referred to as the “Stock Agreements”).

D.            The Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NSP and Executive hereby amend the Employment Agreement and agree as follows:

1.     Resignation.  Executive agrees to resign from his regular full-time employment with the Company and to resign his seat on the Company’s Board of Directors effective June 30, 2010 (the Resignation Date”).

2.     Restricted Period.  Section 6.1 of the Employment Agreement is hereby amended to extend the Restricted Period from twelve (12) months to twenty-four (24) months from the Resignation Date.

3.     Stock Options.  All NSP stock options owned by Executive on the date of this Amendment shall vest on July 1, 2010 and the term for his exercise of Executive’s stock options will be the longer of (a) the date set forth in the Stock Option Agreement relating to such stock options, or (b) one year following the Retirement Date.  All Stock Agreements shall be deemed amended to reflect the foregoing sentence.  Executive acknowledges that upon fully accelerating all outstanding stock options, Executive will have vested in 21,000 options under the Stock Agreements, and no more.

4.     Life Insurance.  The Company will pay all premiums on Executive’s current life insurance policy from Beneficial Life through the 24-month period following the Resignation Date.

5.     Release/Consulting Agreement. On his last day of employment, Executive agrees to execute the release agreement attached as Exhibit A to this Agreement (“Release”) in exchange for: (1) an agreement for the Company to enter into a one (1) year consulting agreement with Executive in the form attached as Exhibit 1 to the Release (the “Consulting Agreement”); and, (2) reimbursement of the cost of Executive’s health insurance coverage under COBRA (and for his family members if Executive provided for their coverage during his employment) for up to 18 months from the Resignation Date, or as long as Executive is eligible for COBRA coverage, whichever is shorter.  COBRA reimbursements shall be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy, provided that Executive submits documentation to the Company substantiating his payments for COBRA.

6.     Company Covenants.  The Company agrees as follows:

a.     Payments for First Twelve Months.  The Company will pay Executive $466,818.18 (his base annual salary of $421,328.18 plus $45,518.00 as a tax “gross-up”) on a pro rata monthly basis for the twelve months following his Resignation Date in accordance with the Consulting Agreement.

b.     Put Right or Payment in Connection with Second Twelve Months.  The Company hereby grants to Executive a right to compel the Company to purchase, during the period of July 1, 2011 to September 1, 2011 (“Put Exercise Period”), up to and including 38,275 shares of Executive’s NSP common stock at the specified or strike price of $11.00 per share (the “Put Right”).  Executive may exercise the Put Right by written notice delivered to the Company.  The Put Right shall lapse automatically upon the expiration of the Put Exercise Period.  If Executive fails to exercise the Put Right during the Put Exercise Period and the Put Right lapses, Company shall pay Executive upon such expiration a lump sum amount equal to Executive’s base annual salary.

c.     Change of Control.  In the event of any “change of control” of NSP at any time during the 24-month period following Executive’s resignation, the (i) Company shall immediately notify Executive of the change of control (the “Change of Control Notice”), and in no event later than thirty (30) days prior to the change of control taking effect, (ii) the Consulting Agreement” shall terminate upon Company’s approval of a change of control, and which termination shall be deemed without cause, notwithstanding anything in the Consulting Agreement to the contrary, (iii) the Company will pay Executive the remaining balance for the first 12-month period following his Resignation Date and, (iv) at Executive’s sole election, Executive may (x) exercise his Put Right within 30 days of Executive’s receipt of the Change of Control Notice, or (y), if he fails to exercise the Put Right within such 30-day period, pay

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Executive a lump sum amount of $421,328.18.  A “change in control” shall be deemed to have occurred:

i.              At such time as a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of shares of the Company having 50% or more of the total number of votes that may be cast for the election of Directors of the Company;

ii.             On the effective date of and immediately prior to:  (i) the closing of any agreement for a merger or consolidation of the Company with another entity, provided that there shall be no change of control if the persons and entities who were the stockholders of the Company immediately before such merger or consolidation continue to own, directly or indirectly, shares of the corporation resulting from such merger or consolidation (“Newco”) having more than 70% of the total number of votes that may be cast for the election of directors of Newco, in substantially the same proportion as their ownership of the voting securities of the Company outstanding immediately before such merger or consolidation; or (ii) the closing of any sale, exchange or other disposition of all or substantially all of the Company’s assets; or (iii) a dissolution or liquidation of the Company’s assets; or

iii.            On the effective date of any sale, exchange or other disposition of 50% or more in fair market value of the Company’s assets, other than in the ordinary course of business, whether in a single transaction or a series of related transactions.

iv.            In determining whether clause (i) of the preceding provision has been satisfied, the third person owning shares must be someone other than a person or an affiliate of a person that, as of the effective date, was the beneficial owner of shares of the Company having 20% or more of the total number of votes that may be cast for the election of Directors of the Company.

d.     Executive Attorney Fees.  The Company shall pay Executive’s attorney’s fees, up to $10,000, for all legal expenses incurred in connection with the negotiation, drafting, review and analysis of this Amendment and related documentation.

e.     State Board of Accountancy.  For twenty four (24) months from the Resignation Date, the Company shall pay all fees and costs required to keep Executive’s Certified Public Accountant license current and effective, including all fees and costs for CPE courses and any associated attorneys’ fees, which fees shall not exceed $7,500.

f.      Health Club Membership.  For twenty four (24) months from the Resignation Date, the Company shall pay all fees and costs related to Executive’s health club membership at Gold’s Gym.

g.     NSP Product Credit.  For twenty four (24) months from the Resignation Date, Executive shall receive a Company product credit equal to the credit received by Executive prior to the Resignation Date.

7.     Successor and Assign.  In the event of the death or incapacity of Executive, this Amendment shall inure to the benefit of his estate, spouse, heirs, successor or assigns.

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8.     Interpretation.  The Employment Agreement shall be construed, to the extent possible, so as to be consistent with this Amendment.  In any conflict between the Employment Agreement, the Consulting Agreement, or any other agreements between the Company and Executive and this Amendment, the terms of this Amendment shall prevail.  In particular, the parties agree that Section 5.4 of the Employment Agreement, “Resignation by Executive” is void by virtue of this Amendment and superseded by the terms herein; and that the provisions of Section 6 of the Employment Agreement will remain in effect except for the extension of the Restricted Period to 24 months as referenced in Section 1, above.

9.     Legal Counsel and Code Section 409A.  Executive acknowledges that he has consulted with an attorney regarding the terms of this Amendment, the Release and the Consulting Agreement, and any ancillary issues related to these agreements, including, but not limited, issues related to compliance with Internal Revenue Code Section 409A (“Code Section 409A”).  The parties intend that this Amendment comply with the requirements of Code Section 409A.  To the extent there is any ambiguity as to whether any provision of the Amendment would otherwise contravene one or more requirements or limitations of Code Section 409A, such provision shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder.  For purposes of Section 409A, the right to receive one or more payments or benefits under this Amendment shall be treated as a right to a series of separate payments.

10.   Delayed Commencement Date.  Notwithstanding any provision to the contrary in the Employment Agreement, this Amendment, the Release, or the Consultant Agreement (together, the “Agreements”), no payments or benefits to which Executive becomes entitled in accordance with the Agreements shall be made or paid to Executive prior to the earlier of (i) the first day of the seventh (7th) month following the date of his separation from service or (ii) the date of his death, if Executive is deemed, pursuant to the procedures established by the Company’s Compensation Committee in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all non-qualified deferred compensation plans of the Employer Group subject to Code Section 409A, to be a “specified  employee” within the meaning of Code Section 409A at the time of such separation from service and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments deferred pursuant to this Section 10 shall be paid to Executive in a lump sum, and any remaining payments due under the Agreements shall be paid in accordance with the normal payment dates specified in the Agreements.

11.   Authorization.  Each person executing this Agreement represents and warrants that they have been duly authorized and directed to execute, deliver, and perform the terms of this Amendment, and that they have the authority to bind the entity on whose behalf the Agreement is executed.

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Nature’s Sunshine Products, Inc.

/s/ Stephen M. Bunker
By:	Stephen M. Bunker
Its:	Chief Financial Officer

Executive

/s/ Douglas Faggioli
Douglas Faggioli

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EXHIBIT 1

CONSULTING AGREEMENT

This Consulting Agreement (“Consulting Agreement”) is made and entered into as of July 1, 2010 (“Effective Date”), by and between Nature’s Sunshine Products, Inc. (“Company”), and Douglas Faggioli (“Consultant”) (together, the “Parties”).  Company desires to retain Consultant as an independent contractor to perform consulting services for Company and Consultant is willing to perform such services, on terms set forth more fully below.  In consideration of the mutual promises contained herein, the parties agree as follows:

1.     SERVICES AND COMPENSATION

Services.  Consultant shall perform for the Company the services mutually agreed to between the Parties as and when reasonably requested by the Company’s new CEO (“Services”).

Fees.  The Company shall pay Consultant at the rate of $466,818.18 per year on a pro rata monthly basis.  Company will further pay for Consultant’s reasonable travel and other travel-related expenses incurred in connection with Consultant’s performance of the Services.

2.     CONFIDENTIALITY

Definition.  “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.

Non-Use and Non-Disclosure.  Consultant shall not, during or subsequent to the term of this Consulting Agreement, use Company’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of Company or disclose Company’s Confidential Information to any third party.  It is understood that said Confidential Information will remain the sole property of Company.  Consultant further shall take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information.

Third Party Confidential Information.  Consultant recognizes that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Consultant agrees that Consultant owes Company and such third parties, during the term of this Consulting Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for Company consistent with Company’s agreement with such third party.

Return of Materials.  Upon the termination of this Consulting Agreement, or upon Company’s earlier request, Consultant shall deliver to Company all of Company’s property or Confidential Information that Consultant may have in Consultant’s possession or control.

3.     OWNERSHIP

Assignment.  Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, made or discovered by Consultant, solely or in collaboration with others, during the term of this Consulting Agreement which relate in any manner to the business of Company that Consultant may be directed to undertake, investigate or experiment with, or which Consultant may become associated with in work, investigation or experimentation in the line of business of Company in performing the Services hereunder (collectively, “Work Product”), are the sole property of Company.  Consultant further shall assign (or cause to be assigned) and does hereby assign fully to Company all Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

Further Assurances.  Consultant shall assist Company, or its designee, at Company’s expense, in every proper way to secure Company’s rights in the Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that Company deems necessary in order to apply for and obtain such rights and in order to assign and convey to Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Work Product, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers will continue after the termination of this Consulting Agreement.

Pre-Existing Materials.  Consultant agrees that if in the course of performing the Services, Consultant incorporates into any Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (1) Consultant shall inform Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention; and (2) Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention.  Consultant shall not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Company’s prior written permission.

Attorney in Fact.  Where Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Work Product assigned to Company above, then Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

4.     CONFLICTING OBLIGATIONS

Conflicting Obligations/Restrictive Covenants.  Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Consulting Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting agreement during the term of this Consulting Agreement.  Consultant explicitly agrees that during the Term of this Consulting Agreement (as defined under Section 5, below), Consultant shall not, other than on behalf of the Company or with the prior written consent of the Company, (i) serve as a partner, employee, independent contractor, consultant, advisor, officer, director, proprietor, manager, agent, associate, or (ii) directly or indirectly, own (except for passive ownership of one percent (2%) or less of any entity whose securities have been registered under the Securities Act of 1933 or Section 12 of the Securities Exchange Act of 1934), purchase, invest in, organize or take preparatory steps for the organization of, or (iii) directly or indirectly, build, design, finance, acquire, lease, control, operate, manage, invest in, work or consult for, or otherwise affiliate himself with, any firm, partnership, corporation, entity or business that is a Competing Business.  For purposes of this Consulting Agreement, a “Competing Business” is any business enterprise that distributes through a multilevel marketing program or that engages in any activity that competes anywhere in the world with any activity in which the Company is then engaged, including sales or distribution of herbs, vitamins or nutritional supplements or any product, which the Company sells or distributes at the time of Executive’s termination.  Moreover, Consultant agrees not to influence or attempt to influence any employee, sales leader, manager, coordinator, consultant, supplier, licensor, licensee, contractor, agent, strategic partner, distributor, customer or other person to terminate his or her employment with the Company or modify any written or oral agreement, relationship, arrangement or course of dealing the Company; nor will consultant solicit for employment or employ or retain (or arrange to have any other person or entity employ or retain) any person who has been employed or retained by any member of the Company within the preceding twelve (12) months.

5.     TERM AND TERMINATION

Term.  This Consulting Agreement will commence on the Effective Date and will continue until the earlier of (1) the one year anniversary of the Effective Date or (2) termination as provided below.

Termination.  Consultant may terminate this Consulting Agreement without cause upon giving one (1) month’s prior written notice thereof to the Company in accordance with Section 6 of this Consulting Agreement.  If Consultant terminates this Consulting Agreement under the prior sentence, Company shall pay to Consultant the fees for any Services performed before the effective date of termination and the rights of Executive under Section 6 of the Amendment to Consultant’s Employment Agreement shall remain in full force and effect.  Either party may terminate this Consulting Agreement prior to the expiration of its term in the event of a material breach of the terms or conditions of this Consulting Agreement by the other party, which breach is not cured within 30 days of written notice from the party not in breach.  In addition to these rights of termination, each party will have the right, in the event of an uncured breach by the other party, to avail itself of all remedies or causes of action, in law or equity, for damages as a result of such breach. A material provision of this Consulting Agreement shall include but is not limited to Section 2.2 (Non-Use and Non-Disclosure), Section 4.1 of this Consulting Agreement (Conflicting Obligations), and Section 6.9 (Confidentiality of Consulting Agreement).  Company may terminate this Consulting Agreement without cause at any time, provided that upon such termination all payments owing to Consultant for the remainder of the Term shall be paid monthly to Consultant through the end of the term (12 months).

Survival.  Upon such termination all rights and duties of the parties toward each other will cease except:

a.                                       Company shall pay amounts it is otherwise obligated to pay, including payments for the remainder of the term as specified above; and

b.                                      Sections 2 (Confidentiality), 3 (Ownership), 4 (Conflicting Obligations), and 6 (Miscellaneous) will survive termination of this Consulting Agreement.

6.     MISCELLANEOUS

Services and Information Prior to Effective Date.  All Services performed by Consultant and all information and other materials disclosed between the parties prior to the Effective Date shall be governed by the terms of this Consulting Agreement, except where those Services are covered by a separate agreement between Consultant and Company.

Nonassignment/Binding Consulting Agreement.  The parties acknowledge that the unique nature of Consultant’s services is substantial consideration for the parties’ entering into this Consulting Agreement.  Neither this Consulting Agreement nor any rights under this Consulting Agreement may be assigned or otherwise transferred by Consultant, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of Company.  Subject to the foregoing, this Consulting Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns.  Any assignment in violation of the foregoing will be null and void.

Non-Solicitation.  Consultant agrees, during the term of this Consulting Agreement and for a period of twelve (12) months immediately following the termination of this Consulting Agreement, not to directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.

Indemnity.  Consultant agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any grossly negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees or agents, (ii) any material breach by the Consultant or Consultant’s assistants, employees or agents of any of the covenants contained in this Consulting Agreement, (iv) any material failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (v) any material violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Consulting Agreement.

Notices.  Any notice required or permitted under the terms of this Consulting Agreement or required by law must be in writing and must be (a) delivered in person, (b) sent by first class registered mail, or air mail, as appropriate, or (c) sent by overnight air courier, in each case properly posted and fully prepaid to the appropriate address as follows:

For the Company:	Nature’s Sunshine Products, Inc.
Attn: General Counsel
P.O. Box 19005
75 East 1700 South
Provo, UT 84605-9005

For Executive:	Douglas Faggioli
1314 East 660 North
Orem, UT 84097

Either party may change its address for notices by notice to the other party given in accordance with this Section.  Notices will be deemed given at the time of actual delivery in person, three (3) business days after deposit in the mail as set forth above, or one (1) day after delivery to an overnight air courier service.

Waiver.  Any waiver of the provisions of this Consulting Agreement or of a party’s rights or remedies under this Consulting Agreement must be in writing to be effective.  Failure, neglect, or delay by a party to enforce the provisions of this Consulting Agreement or its rights or remedies at any time, will not be construed as a waiver of such party’s rights under this Consulting Agreement and will not in any way affect the validity of the whole or any part of this Consulting Agreement or prejudice such party’s right to take subsequent action.  No exercise or enforcement by either party of any right or remedy under this Consulting Agreement will preclude the enforcement by such party of any other right or remedy under this Consulting Agreement or that such party is entitled by law to enforce.

Severability.  If any term, condition, or provision in this Consulting Agreement is found to be invalid, unlawful or unenforceable to any extent, the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Consulting Agreement.  If the parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.

Integration.  This Consulting Agreement, contain the entire agreement of the parties with respect to the subject matter of this Consulting Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter.  This Consulting Agreement may not be amended, except by a writing signed by both parties.

Counterparts.  This Consulting Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement.

Governing Law.  This Consulting Agreement will be interpreted and construed in accordance with the laws of the State of Utah and the United States of America, without regard to conflict of law principles.

Independent Contractor.  It is the express intention of the parties that Consultant is an independent contractor.  Nothing in this Consulting Agreement, including the election of the Rules in the arbitration provision, will in any way be construed to constitute Consultant as an agent, employee or representative of Company, but Consultant shall perform the Services hereunder as an independent contractor.  Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority.  Consultant shall furnish all tools and materials necessary to accomplish this contract, and will incur all expenses associated with performance.  Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Consulting Agreement, and Consultant acknowledges its obligation to pay all self-employment and other taxes thereon.

Benefits.  Consultant acknowledges that Consultant will receive no Company-sponsored benefits from Company that are available to employees, including without limitation paid vacation, sick leave, medical insurance, and 401K participation.  If Consultant is reclassified by a state or federal agency or court as an employee, Consultant will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of Company’s benefit plans in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits.

Attorney’s Fees.  In any court action at law or equity which is brought by one of the parties to enforce or interpret the provisions of this Consulting Agreement, the prevailing party will be entitled to reasonable attorney’s fees, in addition to any other relief to which that party may be entitled.

Voluntary Nature of Consulting Agreement.  The parties hereto acknowledge and agree that they are executing this Consulting Agreement voluntarily and without any duress or undue influence.  The parties further acknowledge and agree that they have carefully read this Consulting Agreement and that they have asked any questions needed to fully understand the terms, consequences and binding effect of this Consulting Agreement.  The parties further agree that they have been provided an opportunity to seek the advice of an attorney of their choice before signing this Consulting Agreement.

The parties have executed this Consulting Agreement below to indicate their acceptance of its terms.

DOUGLAS FAGGIOLI		NATURE’S SUNSHINE PRODUCTS, INC.

Douglas Faggioli

Address:	1314 East 660 North	Address:	75 E 1700 South
	Orem, UT 84097		Provo, Utah 84040

EXHIBIT A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Release”) is made by and between Douglas Faggioli (the “Executive”) and Nature Sunshine Products, Inc. (the “Company”).

WHEREAS, Executive’s employment as an executive of the Company has terminated; and

WHEREAS, pursuant to the Employment Agreement as amended by the First Amendment to Faggioli Employment Agreement, by and between the Company and Executive (the “Amended Agreement”), the Company has agreed to pay Executive certain amounts and to provide him with certain rights and benefits, and to enter into a Consulting Agreement with Executive (the “Consulting Agreement”) subject to the execution of this Release.

NOW THEREFORE, in consideration of these promises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.             Consideration. Executive acknowledges that: (i) the payments, rights and benefits set forth in the Amended Agreement constitute full settlement of all his/her rights under the Agreement, and (ii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to Executive under the Amended Agreement. Executive further acknowledges that, in the absence of his execution of this Release, the benefits and payments specified in the Amended Agreement (other than those specified) would not otherwise be due to him/her.

2.             Release and Covenant Not to Sue.

2.1           Subject to the obligations of Company in the Amended Agreement and the Consulting Agreement, Executive and the Company each hereby fully and forever releases and discharges the other, and all of their respective predecessors and successors, assigns, stockholders, subsidiaries, parents, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present and in their respective capacities as such (the Company and Executive and each such respective person or entity is each referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, including those arising out of Executive’s employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

2.2           Executive and the Company expressly represent that they have not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that neither has assigned any claim against a Released Person. Executive and the Company each further promise not to initiate a lawsuit or to bring any other claim against the other or any Released Person arising out of or in any way related to Executive’s employment by the Company or the termination of that employment.  This Release will not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.  This Release shall not affect Executive’s rights under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act to have a judicial determination of the validity of this release and waiver.

3.             Restrictive Covenants.  Executive acknowledges that the restrictive covenants contained in the Amended Agreement will survive the termination of his employment. Executive affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.

4.             Non-Disparagement.  Executive will not disparage the Company or any of its Released Persons or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the Company or its Released Persons.  The Company’s Senior Management and Board of Directors will not disparage Executive or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of Executive.

5.             Cooperation.  Executive further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which Executive was in anyway involved during his employment with the Company. Executive shall render such cooperation in a timely manner on reasonable notice from the Company.

6.             Rescission Right.  Executive expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; (e) should he nevertheless elect to execute this Agreement sooner than 21 days after he has received it, he specifically and voluntarily waives the right to claim or allege that he has not been allowed by the Company or by any circumstances beyond his control to consider this Agreement for a full 21 days; and (f) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. Executive may revoke this Release during those seven (7) days by providing written notice of revocation to the Company.

7.             Challenge.  If Executive violates or challenges the enforceability of any provisions of the Restrictive Covenants or this Release, no further payments, rights or benefits

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under the Amended Agreement will be due to Executive (except where such provision would be prohibited by applicable law, rule or regulation).

8.             Miscellaneous.

8.1           No Admission of Liability.  This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to Executive. There have been no such violations, and the Company specifically denies any such violations.

8.2           No Reinstatement. Executive agrees that he will not without the consent of the Company apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future,

8.3           Successors and Assigns. This Release shall inure to the benefit of and be binding upon the Company and Executive and their respective successors, permitted assigns, executors, administrators and heirs. Executive shall not may make any assignment of this Release or any interest herein, by operation of law or otherwise. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

8.4           Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

8.5           Entire Agreement: Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof.  This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

8.6           Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the State of Utah, without regard to the application of the principles of conflicts of laws.

8.7           Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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NATURE’S SUNSHINE PRODUCTS, INC.

By:
Title:
Date:

DOUGLAS FAGGIOLI

Executive

Date

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